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NTL REPORTS YEAR END 2005 RESULTS,

SUMMARY RESULTS FOR TELEWEST GLOBAL

London, England, February 28, 2006 – NTL Incorporated (NASDAQ: NTLI) today announces year end results together with summary year end results for Telewest Global, Inc. (NASDAQ: TLWT).  Both companies will file their Form 10-K filings shortly. NTL and Telewest have agreed to a merger, which is being presented to their stockholders for approval on March 2, 2006.

NTL Highlights

•                  RGUs up 8 per cent to 6.4m vs. Q4 2004 (on-net and off-net combined)

•                  Triples up 27 per cent vs. Q4 2004; triple play penetration of 29 per cent (on-net)

•                  RGUs per subscriber at 1.99, up from 1.94 in Q4 2004 (on-net)

•                  Net additions of 20,600 were flat vs. Q4 2004 (on-net)

•                  Consumer revenue increased modestly vs. Q3 2005 on strong RGU growth and stabilized ARPU

•                  Business revenue stabilizing driven in part by demand for Ethernet

•                  Moving forward with strong foundation for free cash flow generation

Telewest Highlights (all on-net)

•                  RGUs up 11 per cent to 4.1m vs. Q4 2004

•                  Triples up 42 per cent vs. Q4 2004; triple play penetration of 37.4 per cent

•                  RGUs per subscriber at 2.17, up from 2.04 in Q4 2004

•                  Net additions of 20,135

•                  Consumer revenue growth of 5 per cent vs. 2004

•                  Business revenue remains stable with improved revenue mix from new offerings

NTL Income Statement Summary(1)

(£ millions)	Q4 2005	Q3 2005	Q4 Charges/Gains(2)

OCF	155	166	Includes a £9.2m bad debt charge increase over Q3 2005, £1.8m in Telewest related merger costs and £1.1m in redundancy costs
OCF margin (%)(3)	31.9%	34.5%
Operating income (loss)	(34)	(5)	Includes a charge of £22.6m relating to an increase in the provision for vacant leasehold properties
Income (loss) before income taxes	(46)	(65)	Includes foreign currency transaction gains of £35.2m principally due to favorable movements in the value of hedge transactions
(Loss) from continuing operations	(56)	(54)
Net income (loss)	(56)	(52)

(1)          OCF is Operating income before depreciation, amortization and other charges. Please see Appendix E for reconciliation of non-US GAAP terms such as OCF

(2)          Please see page four of this press release for a detailed explanation

(3)          OCF margin is OCF as a percentage of revenue

James Mooney, Chairman of NTL, commented: “Our attention during the fourth quarter was squarely focused on improving our operations as we prepare for our pending merger. These efforts included continuing to drive end-to-end process improvements, stabilizing ARPU and Business revenue and moving forward with a foundation for long-term growth.

“Telewest had another strong quarter and together we are prepared to take advantage of the multiple synergies inherent with the merger. I am confident the leadership of our new CEO, Steve Burch, and our strategies should make us extremely competitive and drive significant free cash flow going forward. This will provide us with strong financial flexibility and improved capital deployment options as a merged company.”

Financial Highlights

	NTL		Telewest(2)
(£ millions)	Q4 2005	Q4 2004	Q4 2005	Q4 2004

Revenue
Consumer	380	391	252	241
Business	105	122	63	63
Content	—	—	36	32
Sit-up	—	—	84	—
Total Revenue	485	512	435	336

OCF / Adjusted EBITDA(1)	155	175	143	128

(1)          The NTL measure, OCF, is Operating income before depreciation, amortization and other charges. The Telewest measure, Adjusted EBITDA, is earnings before interest, taxation, depreciation, amortization, financial restructuring expenses and merger related fees. Please see Appendix E for reconciliation of non-U.S. GAAP terms such as OCF and Adjusted EBITDA.

(2)          Telewest information is based upon Telewest’s Form 10-K to be filed on February 28, 2006 and other information provided by Telewest.

Commenting on the quarterly results for NTL and Telewest, Stephen Burch, Chief Executive Officer of NTL, said: “During the quarter, both companies continued to make considerable strides in enhancing their customer base by adding quality RGUs. This is evidenced by the continued growth in triple play subscribers and uptick in the number of RGUs per subscriber. Broadband remains a growth engine for both companies as each continues to differentiate its product offerings versus the competition with unmatched features, enhancements and industry leading speeds. Talk Plan penetration achieved further consumer acceptance, mitigating the impact of fixed to mobile substitution and increasing product bundle attractiveness. We believe that Television is poised to renew its growth as the rollout of additional revenue sources, such as VOD, SVOD, DVR and HD continues, demonstrated by Telewest achieving its best quarter of TV net additions in four years. Telewest’s Flextech content assets also enjoyed a strong quarter and the outlook continues to remain promising.

“As we enter 2006, our efforts will be focused on successfully integrating NTL and Telewest. We will leverage the collective abilities of our past integration experiences and our long standing familiarity of one another’s operations. Furthermore, we have built a world class management team by selecting the best from both companies, and through the appointments of those who have the skills to help us realize the previously discussed synergies. We believe that our management team’s experience and leadership will enable the combined company to become a premier communications provider in the UK. We look forward to providing further details related to the merger integration as we move ahead.”

The NTL financial and operating data and the Telewest financial and operating data presented in this release are not necessarily comparable as no adjustments have been made to ensure consistency of definitions of the same or similar terms used by the respective companies. Further, no adjustments have been made in respect of potential differences in accounting policies or to eliminate inter-company trading between the two companies.

NTL Q405 Review

Revenue

Fourth quarter revenue of £484.6 million declined 5.4 per cent compared to the prior year period. The decrease is due to lower Consumer revenue, primarily attributed to reduced telephony usage, together with lower Business revenue also due to lower telephony usage and the loss of certain customer contracts.

Consumer

Consumer revenue in the fourth quarter was flat sequentially at £379.5 million compared with £377.5 in Q3 2005 and was down 2.9% compared with £390.7 million in Q4 2004. Revenue increases from continued strong broadband growth were offset by lower revenue from telephony and TV. The fall in telephony revenue was primarily due to lower usage, partially offset by higher Talk Plan revenue from an increase in Talk Plan RGUs. Virgin.net revenue recognized within Consumer increased by £8.8 million in the quarter compared with Q4 2004, as virgin.net became a wholly owned subsidiary of the company during Q4 2004. Net residential additions were 38,600 (20,600 on-net) in the quarter to end the year with 3.33 million customers (3.09 million on-net), a 6.0 per cent increase over Q4 2004 (3.8 per cent increase on-net). The above quarterly subscriber movements exclude the impact of the data cleanse and other adjustments as noted in Appendix C of this press release.

Net customer additions during the fourth quarter were flat year-on-year, while RGU additions were strong due to the increased penetration of NTL’s product bundles, including the continued “3 for £30” triple play offer and the launch of new bundles, such as Value Packs. On-net triple play penetration during the quarter increased to 29.3 per cent, up from 27.2 per cent reported in Q3 2005. Triples at the point of sale were also up at 22.6 per cent, compared with 18.7 per cent in Q3 2005. Growth in RGUs was supported by NTL’s improved cross-sell and up-sell efforts, which reached a record level in Q4 2005.

NTL added 131,900 net RGUs (111,400 on-net), ending the quarter with 6.40 million RGUs (6.14 million on-net), a 7.6 per cent increase over Q4 2004 (6.2 per cent increase on-net). On-net RGU additions were led by broadband of 106,800, followed by television at 4,300 (comprised of a DTV increase of 42,900 subscribers and the loss of 38,600 ATV subscribers) and telephony, which was slightly up at 300.

The strong performance in RGU net additions comes on the heels of last quarter’s strong growth of 140,500 net RGUs (121,300 on-net). On-net RGUs per customer improved to 1.99, up from 1.94 in the same period last year and 1.96 on a sequential basis. This performance can be attributed to the increased effectiveness of the company’s ability to up-sell singles to duals and duals to triples, the institutionalization of the triple play, the introduction and acceptance of a wide range of Value Packs and the rollout of advanced RGUs that continue to differentiate NTL’s product offerings from the competition.

ARPU during the fourth quarter at £38.98 reduced marginally, compared with £39.08 reported in Q3 2005. As noted above, NTL’s emphasis on promoting the triple play and continued improvements in marketing and sales helped stabilize ARPU during the quarter.

Churn was flat compared with Q3 2005 at 1.5 per cent, with a larger than anticipated portion attributed to movers. Excluding the impact of a higher level of movers than has historically been experienced in Q4, churn would have been approximately 1.2%. The implementation of tighter credit policies introduced in the second half of 2005 reduced churn associated with credit deficient customers.

Video on Demand (VOD) deployment continues on schedule and NTL anticipates the service will be available to one million customers by the end of the second quarter and to all DTV customers by the end of the third quarter. During the fourth quarter NTL secured an additional 441 hours of programming content ranging from movies to music to kids programming. The number of first time users of the VOD service has exceeded our expectations. As a result of the increased usage of the service, NTL is seeing a positive contribution to ARPU and a decline in churn. NTL intends to introduce Subscription Video on Demand (SVOD) during the first quarter, which should further contribute to revenue, ARPU and a reduction in churn.

Business

Business revenue of £105.2 million was flat compared to Q3 2005 and down £16.4 million versus the same period last year. There was £10.3 million of revenue reported in Q4 2004 related to the wholesale contract with virgin.net that did not recur in Q4 2005. Following its acquisition by ntl, virgin.net is no longer a third party wholesale customer (please see Appendix F for a summary of the revenue impact related to the acquisition of virgin.net). In addition, as previously reported, the loss of wholesale contracts with AOL and Vodafone resulted in a revenue loss of £7.2 million compared with Q4 2004. Excluding these contracts, year-on-year business revenue remains stable with a decline in telephony usage being offset by increases in wholesale internet and new product revenues.

Corporate and public sector customer wins during the quarter were strong for a second consecutive quarter and include a £2.0 million contract with Mid Bedfordshire Council whereby NTL will provide inbound voice and Ethernet services including 2 x 100Mb connections and 2 x 10Mb connections. NTL also won a £1.2 million contract with Nottingham City Council that calls for NTL to provide Ethernet data network for 128 council sites across Nottingham. NTL is also supplying Cisco LAN and terminating equipment as well as maintenance over a five year contract term. Last, NTL entered into a three year, £1.2 million contract to provide Leicester City Council with data services.

Operating income before depreciation, amortization and other charges (OCF)

OCF decreased 7.0 per cent to £154.7 million, compared with Q3 2005. Q4 2005 OCF includes a £9.2 million bad debt charge increase over Q3 2005, £1.8m in Telewest related merger costs and £1.1 million in redundancy costs. The bad debt increase was the result of the substantial increase in gross additions throughout the last half of 2004 and the first half of 2005. NTL has since implemented tighter credit policies and placed a higher emphasis on bundled RGUs over single RGUs. OCF decreased by 11.5 per cent compared with Q4 2004. The year-on-year decrease was driven primarily by a reduction in revenue, as well as an increase in the charge for bad debt as noted above.

Please refer to Appendix E for a discussion of NTL’s use of OCF as a non-U.S. GAAP measure and the reconciliation of OCF to U.S. GAAP operating income (loss).

Operating loss, loss from continuing operations and net loss

Operating loss of £34.4 million in Q4 2005 compares to an operating loss of £11.1 million during the same period last year. The increased quarterly loss was driven by the lower OCF and higher restructuring charges partly offset by a decrease in depreciation due to certain short-lived assets becoming fully depreciated at the end of 2004. Other charges include a charge of £22.6 million relating to an increase in the provision for vacant leasehold properties. NTL has several properties that have been vacant for a number of years following previous restructuring events. The provision held against the cost of owning these properties whilst they remain vacant has been reappraised taking in to account the lack of interest from potential tenants together with the generally poor outlook for any improvement in the market conditions in the foreseeable future. Consequently the provision against these properties has been increased by £22.6 million to £45.3 million at the end of the period.

Loss from continuing operations of £56.2 million improved from a loss of £86.6 million during the same period last year. The increased operating loss has been offset by foreign currency transaction gains of £35.2m together with a reduction in net interest expense due to the debt repayments made during 2005.

Net loss was £56.2 million versus a net loss of £73.6 million during the same period last year. The year- on-year improvement reflects the movement in loss from continuing operations and the loss in Q4 2005 of £13.0 million relating to discontinued operations.

Cash and Cash equivalents and Marketable Securities

At December 31, 2005, cash and cash equivalents and marketable securities totaled £832.1 million, compared to £136.8 million at December 31, 2004. The increase is primarily due to the retained balance of proceeds from the sale of our Broadcast operations.

Free Cash Flow

Free cash flow for the fourth quarter of 2005 was £35 million, compared with negative £3 million in the fourth quarter of 2004. The increase can be primarily attributed to the improvement in working capital and lower cash interest payments offset by reduced OCF and higher purchases of fixed assets.

Please refer to Appendix E for a discussion of NTL’s use of free cash flow as a non-U.S. GAAP measure and the reconciliation of free cash flow to U.S. GAAP net cash provided by (used in) operating activities.

Capital Expenditure

Fixed asset additions (accrual basis) was £94.6 million for the quarter, an increase of £15.7 million compared with the fourth quarter of 2004. The increase can be attributed in part to the build out of infrastructure needed for the rollout of NTL’s “10Mbs As Standard” broadband offering, which was launched in the fourth quarter. Fixed asset additions (accrual basis) for the full year was £305.2 million compared with £281.5 million in 2004.

Please refer to Appendix E for a discussion of NTL’s use of fixed asset additions (accrual basis) as a non-U.S. GAAP measure and the reconciliation of fixed asset additions (accrual basis) to U.S. GAAP purchases of fixed assets.

Net Debt

As of December 31, 2005, net debt was £1.4 billion. This consisted of £1.5 billion outstanding on the company’s Senior Credit Facility, £0.8 billion of Senior Notes, and other debt, net of £0.8 billion in total of cash and cash equivalents, and marketable securities.

Please refer to Appendix E for a discussion of NTL’s use of net debt as a non-U.S. GAAP measure and the reconciliation of net debt to U.S. GAAP total liabilities.

Telewest Q405 Review

Telewest’s fourth quarter results demonstrate continued strong financial and operational performance. Consumer revenue grew 5% year-on-year and household ARPU is steady at £45.17. Revenues at the Business Division remain stable, Flextech continues to grow impressively and sit-up experienced a strong rebound from the third quarter due to the Christmas season.

Consumer

Customer net additions were 20,000, up 9,000 from the previous quarter primarily due to reduced churn at 1.2%. RGUs per customer grew to 2.17 and triple play penetration grew to 37.4% reflecting a successful focus on profitable growth and on selling bundled products. Household ARPU was £45.17, being flat as compared to the previous quarter.

The number of broadband subscribers increased by 85,000, as compared to 67,000 in the previous quarter, passing the 1 million milestone. Telewest continues its process of previously announced broadband speed upgrades. As of February 28, 70% of broadband customers had been upgraded to the higher speeds. We expect the remainder to be upgraded during the first half of 2006. These upgrades are at no extra charge to customers and our 4Mb customers have received a £15 per month price reduction when they were migrated to the 10Mb tier.

The number of television subscribers grew by 19,000 in the quarter, compared to 17,000 in the previous quarter. This represents the best performance for four years. The number of digital subscribers rose by 43,000.

Telewest’s VOD roll-out is now complete with all digital subscribers receiving the “Teleport” service. This additional functionality has enabled price increases on selected television packages for new customers from January 1, 2006. These increases will take effect for existing customers from March 1, 2006. The price of the Essential TV pack is increasing by £1 to £11.50 and the price of the Supreme TV pack is increasing by £2 to £17.50. The prices of Sky premium channel packages are also being increased by between £1 and £3 depending on the package, in line with BSkyB’s price increases in September 2005.

Telewest launched its HDTV compatible Digital Video Recorder (DVR) service, “TV Drive” in February, 2006. The service is charged at £10 per month for “Supreme” customers and £15 per month for “Starter” and “Essential” customers. Consequently, Telewest was the first platform in the UK to offer HDTV content.

The number of telephony subscribers was flat as compared to the previous quarter at 1,687,000. Acquisition was affected by marketing and promotional activity principally focused upon broadband and television services in the quarter.

Telewest continued its strategy of migrating subscribers to flat rates packages to reduce the impact of declining fixed line telephony usage. In January 2006, Telewest expanded on this strategy by launching a bundled minutes services, “Talk Anywhere” in the North West region. This service is the first of its kind in the UK and gives customers a choice of 200, 400 or 800 minutes per month that can be used to phone local, national or international, mobile, non-geographic calls and internet numbers for a fixed price of £18, £24 or £34 per month, respectively, including line rental.

Business

The business sales division had another solid quarter with revenues of £63 million. This was down £1 million from the previous quarter, which had benefited from a £1 million settlement received from BT Group plc in respect of rates being applied to Special Rate Services calls during prior periods.

Content

Overall revenue in the content segment was £36 million in the quarter, up 13% on the fourth quarter of 2004, and up £3 million on the previous quarter.

Advertising revenue was up 19% on the same quarter last year resulting primarily from improved commercial impacts on Flextech’s channels, and up £1 million on the previous quarter at £19 million.

Subscription revenue was up 9% on the same quarter last year, and up £1 million on the previous quarter at £12 million, due to increased multi-channel penetration and improved pricing.

The content segment’s Adjusted EBITDA in the quarter was £0 million after inter-company eliminations, up by £1 million from the same quarter last year. The content segment’s Adjusted EBITDA for the full year 2005 was £14 million after inter-company eliminations up from £9 million in 2004.

Telewest owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV offers a portfolio of multi-channel television channels based on the BBC’s program library.

Telewest accounts for its interest in UKTV under the equity method and recognized its share of net income of £1 million for the three months ended December 31, 2005. This compares with £2 million share of net income for the three months ended December 31, 2004.

sit-up

Revenue at sit-up was £84 million in the quarter, up 4% from the same quarter last year (as reported by sit-up under UK GAAP prior to its 100% acquisition by Telewest). Revenue was up £26 million from the previous quarter as the fourth quarter Christmas season is traditionally sit-up’s prime selling period.

Adjusted EBITDA was £7 million in the quarter, up by £6m compared to the previous quarter due to the Christmas season.

Financial results

Adjusted EBITDA (earnings before interest, taxation, depreciation, amortization, financial restructuring expenses and merger related fees) for the fourth quarter of 2005 was £143 million. Merger related fees were £6 million in the fourth quarter.

Free cash flow (cash flow from operating activities excluding financial restructuring expenses and merger related fees, less capital expenditure) for the fourth quarter of 2005 was £56 million, compared with £(3) million for the fourth quarter of 2004.

Capital expenditure was £59 million for the quarter, a decrease of £5 million compared to the fourth quarter of 2004. Capital expenditure for the full year was £232 million compared with £241 million in 2004.

As of December 31, 2005, net debt was £1.6 billion. This consisted of £1.8 billion drawn down on Telewest’s credit facilities and £0.1 billion of leases and other loans, offset by cash balances of £0.3 billion. Net cash interest paid was £107 million for the year ended December 31, 2005.

Other Matters

On March 2, 2006, the stockholders of NTL and Telewest will vote upon a proposal to merge NTL into a subsidiary of Telewest.  The combination would create the U.K.’s second largest communications company and leading triple play service provider with a cable footprint covering more than 50 per cent of the U.K. households. The combination of the two companies’ local access networks, which do not overlap, would provide a strong platform allowing for product differentiation and innovation and the delivery of unique packages of service offerings. The combined company would have more than 5 million residential customers. It would be the largest provider of residential broadband services in the country with 2.8 million subscribers, the second largest pay TV provider with 3.3 million subscribers and also the second largest fixed telephony provider with 4.3 million subscribers.

If the proposed combination of NTL and Telewest is completed, William J. Connors, currently a member of the Telewest Board of Directors, will continue as a director of the combined company.  The merger agreement’s terms provided for two of the existing Telewest Board members to remain on the Board of the combined company. Mr. Connors became a director of Telewest on November 26, 2003. Mr. Connors is a Portfolio Manager for W.R. Huff Asset Management Co., LLC and Chief Investment Officer of WRH Global Securities, LP.  Mr. Connors serves on the Board of Directors of Impsat Fiber Networks, Inc. and is a Chartered Financial Analyst. Anthony (Cob) Stenham, currently Telewest’s Chairman of the Board of Directors, is the other Telewest director who is expected to remain. NTL has a classified board and all directors will continue to have the same three year terms as they had in the separate companies, with the exception of Steve Burch, whose term will expire in 2006 instead of 2007.

Conference Call

There will be a conference call for analysts and investors today at 08.30 EDT/ 13.30 UK time. Analysts and investors can dial in to the presentation by calling +1 617 786 2964 in the United States or + 44 (0) 207354 8426 for international access, passcode “NTL” for all participants. The presentation can also be accessed live via webcast on the Company’s website, www.ntl.com/investors. The teleconference replay will be available for one week beginning approximately two hours after the end of the call and will be available until Tuesday, March 7, 2006. The dial-in replay number for the US is:  +1 617 801 6888 and the international dial-in replay number is: +44 (0) 207 365 8427, passcode: 30554958.

About NTL

•                  NTL Incorporated offers a wide range of communications and content distribution services to residential and business customers throughout the UK.

•                  NTL Incorporated is the UK’s largest cable company with 3.3 million residential customers, and the UK’s leading supplier of broadband services to consumers, with 1.8 million broadband customers.

•                  NTL Incorporated’s network can service 7.7 million homes in the UK.

•                  Information on NTL Incorporated and its products can be obtained at www.ntl.com.

About Telewest

Telewest Global, Inc., the broadband communications and media group, currently passes and markets to 4.7 million homes and provides multi-channel television, telephone and internet services to 1.8 million residential customers and Telewest Business, the company’s business division, supplies broadband communications to the public and private sector markets. Its content division, Flextech, is the BBC’s partner in UKTV. For further information go to http://mediacentre.telewest.co.uk/.

Contacts

ntl Investor Relations:

Brian Schaffer:  +1 212 739 6724 / brian.schaffer@ntl.com

Investor Relations office:  +44 (0) 207 967 3347 / karen.bullot2@ntl.com

Telewest Investor Relations:

Richard Williams: +44 (0) 20 7299 5479 / Richard_williams@flextech.co.uk

Vani Gupta: +44 (0) 20 7299 5353 / Vani_Gupta@flextech.co.uk ntl Media:

Justine Smith:  +44 (0)1256 752 669 / justine.smith@ntl.com

Buchanan Communications:

Richard Oldworth or Jeremy Garcia:  +44 (0) 207 466 5000

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include: (1) the failure to obtain and retain expected synergies from the proposed merger with Telewest; (2) rates of success in executing, managing and integrating key acquisitions, including the proposed merger with Telewest; (3) the ability to achieve business plans for the combined NTL/Telewest group; (4) the ability to manage and maintain key customer relationships; (5) the ability to fund debt service obligations through operating cash flow; (6) the ability to obtain additional financing in the future and react to competitive and technological changes; (7) the ability to comply with restrictive covenants in NTL’s indebtedness agreements; (8) the ability to control customer churn; (9) our potential offer for 100% of of the shares of Virgin Mobile; (10) the ability to compete with a range of other communications and content providers; (11) the effect of technological changes on NTL’s businesses; (12) the functionality or market acceptance of new products that NTL may introduce; (13) possible losses in revenues due to systems failures; (14) the ability to maintain and upgrade NTL’s networks in a cost-effective and timely manner; (15) the reliance on single-source suppliers for some equipment and software; (16) the ability to provide attractive programming at a reasonable cost; and (17) the extent to which NTL’s future earnings will be sufficient to cover its fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in NTL’s Form 10-K and in our joint proxy statement/prospectus dated January 30, 2006. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Combined Information
The information in this presentation relating to NTL has been provided by NTL, which is solely responsible for that information.  The information in this presentation relating to Telewest has been provided by Telewest, which is solely responsible for that information.

The combined information in Appendix C has been prepared by NTL in reliance on Telewest information from Telewest.

Non-U.S. GAAP Measures

NTL and Telewest use non-U.S. GAAP measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. NTL evaluates operating performance based on several non-U.S. GAAP measures, including (i) operating income before depreciation, amortization and other charges (OCF) and the associated term OCF margin, (ii) free cash flow (iii) fixed asset additions (accrual basis) and (iv) net debt, as we believe these are important measures of the operational strength of our business.  Since these measures are not calculated in accordance with U.S. GAAP, they should not be considered as substitutes for operating income (loss), net cash flow provided by/(used in) operating activities, purchase of fixed assets and total liabilities, respectively, as indicators of our operating and cash flow performance, expenditure for fixed assets and total liabilities.  Telewest evaluates operating performance based on several non-U.S. GAAP measures, including (i) Adjusted EBITDA (earnings before interest, depreciation, amortization, financial restructuring expenses and merger related fees); (ii) free cash flow and (iii) net debt. Since these measures are not calculated in accordance with U.S. GAAP, they should not be considered as substitutes for operating income (loss), net cash flow provided by/(used in) operating activities, and total liabilities, respectively, as indicators of our operating and cash flow performance and total liabilities. Please see Appendix E for a discussion of NTL’s and Telewest’s use of non-U.S. GAAP financial measures.

Additional Information and Where to Find It

This press announcement may be deemed to be solicitation material in respect of the proposed merger of ntl and Telewest or any related transaction. In connection with the proposed merger and related transactions, ntl and Telewest have filed a joint proxy statement/prospectus with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF NTL AND TELEWEST ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED

TRANSACTIONS. The final joint proxy statement/prospectus was mailed to stockholders of ntl and Telewest on or about January 31, 2006. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus, and other documents filed by ntl and Telewest with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, and each company’s other filings with the SEC, may also be obtained from the respective companies. Free copies of ntl’s filings may be obtained by directing a request to ntl Incorporated, 909 Third Avenue, Suite 2863, New York, New York 10022, Attention: Investor Relations. Free copies of Telewest’s filings may be obtained by directing a request to Telewest Global, Inc., 160 Great Portland Street, London W1W 5QA, United Kingdom, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

-ends-

Appendices:

A)          NTL Financial Statements

•                  Consolidated Statement of Operations

•                  Consolidated Balance Sheet

•                  Consolidated Statement of Cashflows

B)            NTL Fixed Asset Additions (accrual basis) and Telewest Fixed Asset Additions

C)            NTL and Telewest Residential Operations statistics

D)           Telewest Income Statement

E)             Use of non-U.S. GAAP (Generally Accepted Accounting Principles) Financial Measures and Reconciliations to U.S. GAAP

(I)                                    NTL

(II)                                Telewest

F)             virgin.net revenue impact related to acquisition

Appendices

A)           Financial Statements

NTL CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	3 months ended
	December 31,		Year ended December 31,
	2005	2004	2005	2004	2003

Revenue	£484.6	£512.3	£1,947.6	£2,000.3	£1,887.4

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(205.2)	(205.9)	(808.3)	(827.7)	(788.9)
Selling, general and administrative expenses	(124.7)	(131.5)	(483.0)	(502.2)	(500.8)
Other charges	(22.4)	(4.8)	(24.8)	(23.8)	(22.3)
Depreciation	(139.5)	(154.1)	(541.7)	(594.9)	(666.9)
Amortization	(27.2)	(27.1)	(109.5)	(104.2)	(102.9)
Total costs and expenses	(519.0)	(523.4)	(1,967.3)	(2,052.8)	(2,081.8)
Operating loss	(34.4)	(11.1)	(19.7)	(52.5)	(194.4)

Other income (expense)
Interest income and other, net	7.8	0.4	29.4	5.8	10.2
Interest expense	(55.6)	(64.1)	(235.8)	(271.0)	(456.5)
Loss on extinguishment of debt	—	—	(2.0)	(162.2)	—
Share of (losses) income from equity investments	—	(0.4)	—	(0.1)	1.1
Gain on derivative instruments	0.9	—	0.9	—	—
Foreign currency transaction gains (losses)	35.2	(8.4)	5.3	(24.4)	33.0
Loss from continuing operations before income taxes and minority interest expense	(46.1)	(83.6)	(221.9)	(504.4)	(606.6)
Income tax expense	(10.1)	(3.0)	(18.8)	(5.0)	(0.1)
Minority interest expense	—	—	(1.0)	—	—
Loss from continuing operations	(56.2)	(86.6)	(241.7)	(509.4)	(606.7)

Discontinued operations
Income from discontinued operations before income taxes	0.2	12.5	5.7	25.2	21.9
Income tax expense	—	0.5	(0.2)	(0.7)	—
Gain on disposal, net of tax	(0.2)	—	657.2	—	—
Income from discontinued operations	0.0	13.0	662.7	24.5	21.9
Net income (loss)	(56.2)	£(73.6)	£421.0	£(484.9)	£(584.8)

Basic and diluted loss from continuing operations per common share	£(0.66)	£(0.99)	£(2.83)	£(5.84)	£(9.60)

Basic and diluted loss from discontinued operations per common share	—	£0.15	£7.75	£0.28	£0.35

Basic net income (loss) per common share	£(0.66)	£(0.84)	£4.92	£(5.56)	£(9.25)

Average number of shares outstanding	85.1	87.5	85.5	87.2	63.2

NTL CONSOLIDATED BALANCE SHEET

(in millions)

	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	£735.2	£125.2
Restricted cash	3.4	15.8
Marketable securities	96.9	11.6
Accounts receivable - trade, less allowance for doubtful accounts of £41.7 (2005) and £43.4 (2004)	191.8	207.3
Prepaid expenses and other current assets	112.4	47.8
Current assets held for sale	—	50.3
Total current assets	1,139.7	458.0

Fixed assets, net	3,294.9	3,531.6
Reorganization value in excess of amounts allocable to identifiable assets	190.8	200.7
Customer lists, net	247.6	354.0
Other intangible assets, net	2.4	5.5
Investments in and loans to affiliates, net	—	0.7
Other assets, net of accumulated amortization of £32.2 (2005) and £8.0 (2004)	110.9	123.4
Other assets held for sale	—	819.4
Total assets	£4,986.3	£5,493.3

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£176.9	£114.0
Accrued expenses and other current liabilities	288.9	300.1
Interest payable	37.8	51.9
Deferred revenue	103.2	109.5
Current liabilities of discontinued operations	—	108.4
Current portion of long-term debt	0.8	60.9
Total current liabilities	607.6	744.8

Long-term debt, net of current portion	2,279.2	2,952.6

Deferred revenue and other long-term liabilities	128.0	217.2
Deffered income taxes	17.2	—
Long-term liabilities of discontinued operations	—	4.2
Minority Interest	1.0	—
Total liabilities	3,033.0	3,918.8

Shareholders’ equity
Preferred stock - $0.1 par value; authorized 5.0 (2005 and 2004) shares; issued and outstanding none	—	—
Common stock - $.01 par value; authorized 400.0 (2005 and 2004) shares; issued 88.4 (2005) and 87.7 (2004) and outstanding 85.2 (2005) and 87.7 (2004)	0.5	0.5
Additional paid-in capital	2,684.8	2,670.0
Treasury stock	(114.0)	—
Unearned stock-based compensation	(15.3)	(17.0)
Accumulated other comprehensive income (loss)	46.0	(9.3)
Accumulated deficit	(648.7)	(1,069.7)
Total shareholders’ equity	1,953.3	1,574.5
Total liabilities and shareholders’ equity	£4,986.3	£5,493.3

NTL CONSOLIDATED STATEMENT OF CASHFLOWS

(in millions)

	Year ended December 31,
	2005	2004	2003

Operating Activities:
Net income (loss)	421.0	(484.9)	(584.8)
Income from discontinued operations	(662.7)	(24.5)	(21.9)
Loss from continuing operations	(241.7)	(509.4)	(606.7)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortisation	651.2	699.1	769.8
Non-cash compensation	9.8	14.3	7.6
Share of income from equity investments	—	0.1	1.1
Deferred income taxes	28.8	4.0	(6.7)
Loss on extinguishment of debt	2.0	162.2	—
Amortization of original issue discount and deferred finance costs	24.2	9.4	83.4
Minority interest expense	1.0	—	—
Other	—	—	0.1
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Marketable securities	(79.3)	(12.1)	3.2
Accounts receiveable	15.5	(15.8)	23.1
Prepaid expenses and other current assets	(13.3)	4.1	(11.9)
Other assets	(1.0)	7.4	—
Accounts payable	45.5	(28.5)	(25.5)
Accrued expenses and other current liabilities	(26.7)	(53.5)	(48.9)
Deferred revenue and other long-term liabilities	(90.9)	(32.0)	13.7
Net cash provided by operating activities	325.1	249.3	202.3

Investing activities
Purchase of fixed assets	(288.1)	(274.5)	(327.9)
Investments in and loans to affiliates	0.7	1.0	3.3
Proceeds from sale of assets	2.6	1.3	—
Acquisitions, net of cash acquired	—	(18.8)	—
Decrease in restricted cash	12.4	—	—
Proceeds from the sale of broadcast operations, net	1,229.0	—	—
Proceeds from the sale of Ireland operations, net	216.2	—	—
Net cash (used in) provided by investing activites	1,172.8	(291.0)	(324.6)

Financing activities
Proceeds from borrowings, net of financing costs	—	2,902.0	—
Net proceeds from rights offering	—	—	806.5
Proceeds from employee stock options	5.0	4.4	1.9
Purchase of stock	(114.0)	—	—
Principal payments on long-term debt	(786.6)	(3,288.7)	(734.4)
Net cash provided by (used in) financing activities	(895.6)	(382.3)	74.0

Cash flow from discontinued operations
Net cash (used) provided by operating activities	(14.3)	127.5	128.3
Net cash used in investing activities	(4.1)	(21.1)	(23.3)
Net cash (used) provided by discontinued operations	(18.4)	106.4	105.0

Effect of exchange rate changes on cash and cash equivalents	26.1	(3.3)	(8.7)

Increase (decrease) in cash and cash equivalents	610.0	(320.9)	48.0

Cash and cash equivalents at beginning of year	125.2	446.1	398.1
Cash and cash equivalents at end of year	£735.2	£125.2	£446.1

B)           NTL Fixed Assets Additions (Accrual Basis)

	3 months ended Dec 31,
(in millions)	2005	2004

NCTA Fixed Asset Additions
CPE	£31.6	£29.1
Scaleable Infrastructure	48.7	24.5
Commercial	6.2	8.8
Upgrade/Rebuild	2.5	1.3
Support Capital	7.5	18.6
Total NCTA Fixed Asset Additions	96.5	82.3

Non NCTA Fixed Asset Additions	(1.9)	(3.4)

Total Fixed Asset Additions (Accrual Basis)	£94.6	£78.9

Note: ntl is not a member of NCTA and is providing this information solely for comparative purposes. Fixed asset additions (accrual basis) are from continuing operations. See Appendix E for a discussion of the use of fixed asset additions (accrual basis) as a non-U.S. GAAP measure and the reconciliation of fixed asset additions (accrual basis) to U.S. GAAP purchase of fixed assets.

Telewest Fixed Asset Additions

	3 months ended
(in millions)	Dec 31, 2005	Dec 31, 2004
NCTA Fixed Asset Additions
CPE	£17	£25
Scaleable Infrastructure	6	14
Commercial	12	8
Line Extensions	(1)	1
Upgrade/Rebuild	16	10
Support Capital	14	7
Total NCTA Fixed Additions	64	65
Content Segment	—	1
sit-up Segment	—	—
Change in Capital Accruals and Leasing	(5)	(2)
Total Fixed Asset Additions	£59	£64

Note: Telewest is not a member of NCTA and is providing this information solely for comparative purposes.
See Appendix E for a discussion of the use if fixed asset additions as a non-U.S. GAAP measure and the reconciliation of fixed asset additions to U.S. GAAP purchase of fixed assets.

C)           NTL Residential Operations Statistics

(data in 000’s except percentages, RGU/Customer and ARPU)

	ntl Consumer (1)					ntl on-net
	Q4-05	Q3-05	Q2-05	Q1-05	Q4-04	Q4 05	Q3-05	Q2-05	Q1-05	Q4-04
Customers
Opening Customers	3,315.4	3,261.5	3,194.9	3,136.8	3,102.8	3,097.3	3,055.9	3,008.1	2,975.3	3,013.8
Virgin.net at acquisition	0.0				61.8
Data Cleanse (2)	(18.1)			0.0	(20.0)	(18.1)			0.0	(20.0)
Adjusted Opening Customers	3,297.3	3,261.5	3,194.9	3,136.8	3,144.6	3,079.2	3,055.9	3,008.1	2,975.3	2,993.8

Gross customer adds	195.4	218.6	205.5	195.1	185.2	162.8	182.4	171.4	157.0	162.1
Total Customer disconnections	(156.8)	(164.7)	(138.9)	(137.0)	(151.0)	(142.2)	(141.0)	(123.6)	(124.2)	(141.4)
Net customer adds	38.6	53.9	66.6	58.1	34.2	20.6	41.4	47.8	32.8	20.7
Reduction to customer count (3)	(10.0)			0.0	(42.0)	(10.0)	0.0	0.0	0.0	(39.2)
Closing Customers	3,325.9	3,315.4	3,261.5	3,194.9	3,136.8	3,089.8	3,097.3	3,055.9	3,008.1	2,975.3

Monthly customer churn %	1.6%	1.7%	1.4%	1.4%	1.6%	1.5%	1.5%	1.3%	1.4%	1.5%

RGUS
Opening RGUs	6,323.6	6,183.1	6,049.9	5,948.4	5,911.9	6,085.0	5,963.7	5,856.6	5,784.2	5,822.0
Virgin.net at acquisition					61.8
Data Cleanse (2)	(43.1)			0.0	(29.3)	(43.1)				(29.3)
Adjusted Opening RGUs	6,280.5	6,183.1	6,049.9	5,948.4	5,944.4	6,041.9	5,963.7	5,856.6	5,784.2	5,792.7

Gross RGU adds	505.7	525.7	472.5	420.0	409.8	472.1	476.5	433.5	378.2	386.7
RGU disconnections	(373.8)	(385.2)	(339.3)	(318.2)	(329.3)	(360.7)	(355.2)	(326.4)	(305.5)	(321.3)
Net RGU adds	131.9	140.5	133.2	101.8	80.5	111.4	121.3	107.1	72.7	65.2
Reduction to RGU count (3)	(12.3)			(0.3)	(76.5)	(12.3)	0.0	0.0	(0.3)	(73.7)
Closing RGUs	6,400.1	6,323.6	6,183.1	6,049.9	5,948.4	6,141.0	6,085.0	5,963.7	5,856.6	5,784.2

Net RGU Adds
Telephone	(3.7)	(3.3)	19.6	8.2	(4.6)	0.3	5.4	21.5	12.4	2.4
Television	4.3	(21.8)	1.8	(19.6)	(28.0)	4.3	(21.8)	1.9	(19.6)	(28.0)
DTV	42.9	4.2	17.2	5.4	0.1	42.9	4.2	17.2	5.4	0.1
Broadband	131.3	165.6	111.8	113.2	113.1	106.8	137.7	83.7	79.9	90.8
Total Net RGU Adds	131.9	140.5	133.2	101.8	80.5	111.4	121.3	107.1	72.7	65.2

Revenue Generating Units (RGUs)
Telephone	2,633.4	2,663.0	2,666.3	2,646.7	2,638.5	2,573.1	2,598.6	2,593.2	2,571.7	2,559.3
Television	1,942.8	1,940.0	1,961.8	1,960.0	1,979.6	1,942.7	1,940.1	1,961.9	1,960.0	1,979.6
DTV	1,445.1	1,409.3	1,405.1	1,387.9	1,382.5	1,445.1	1,409.3	1,405.1	1,387.9	1,382.5
Broadband	1,823.9	1,720.6	1,555.0	1,443.2	1,330.3	1,625.2	1,546.3	1,408.6	1,324.9	1,245.3
Total RGUs	6,400.1	6,323.6	6,183.1	6,049.9	5,948.4	6,141.0	6,085.0	5,963.7	5,856.6	5,784.2

RGU / Customer	1.92	1.91	1.90	1.89	1.90	1.99	1.96	1.95	1.95	1.94

Internet Customers
Dial-up (metered)	321.9	355.3	436.5	486.5	579.5	37.2	40.9	47.4	52.1	54.8
Dial-up (unmetered)	138.9	172.2	173.3	202.0	167.6	78.9	97.0	126.7	144.8	167.6
DTV Access	7.6	8.0	8.4	6.9	7.7	7.6	8.0	8.4	6.9	7.7
Total Dial-up and DTV access customers	468.4	535.5	618.2	695.4	754.8	123.7	145.9	182.5	203.8	230.1
Broadband	1,791.6	1,699.1	1,532.1	1,429.6	1,262.5	1,625.2	1,546.3	1,408.6	1,324.9	1,245.3
Virgin.net broadband at acquisition	0.0			—	61.8
Off-net	32.3	21.5	22.9	13.6	6.0
Total Broadband Customers	1,823.9	1,720.6	1,555.0	1,443.2	1,330.3	1,625.2	1,546.3	1,408.6	1,324.9	1,245.3
Total Internet	2,292.3	2,256.1	2,173.2	2,138.6	2,085.1	1,748.9	1,692.2	1,591.1	1,528.7	1,475.4

Bundled Customers
Dual RGU	1,262.1	1,322.5	1,366.7	1,374.5	1,386.0	1,239.2	1,301.9	1,352.9	1,368.0	1,383.2
Triple RGU	906.0	842.9	777.5	740.3	712.8	906.0	842.9	777.5	740.3	712.8
Percentage of dual or triple RGUs	65.2%	65.3%	65.7%	66.2%	66.9%	69.4%	69.2%	69.7%	70.1%	70.4%
Percentage of triple RGUs	27.2%	25.4%	23.8%	23.2%	22.7%	29.3%	27.2%	25.4%	24.6%	24.0%

Homes Marketable On-net
Telephone						7,601.3	7,592.0	7,579.1	7,569.2	7,739.5
ATV						7,735.9	7,935.8	7,922.7	7,912.6	7,910.4
DTV						7,447.1	7,437.8	7,424.9	7,394.6	7,420.4
Broadband						7,088.4	7,079.3	7,066.7	6,995.9	6,961.9

Penetration of Homes Marketable On-net
Telephone						33.9%	34.2%	34.2%	34.0%	33.1%
Television - Total						25.1%	24.4%	24.8%	24.8%	25.0%
Television - DTV						19.4%	18.9%	18.9%	18.8%	18.6%
Broadband						22.9%	21.8%	19.9%	18.9%	17.9%
Total Customer						39.9%	39.0%	38.6%	38.0%	37.6%

ARPU	£37.45	£37.65	£38.45	£39.55	£41.43	£38.98	£39.08	£39.81	£40.82	£42.39

Notes:

(1)          Includes on-net, off-net and virgin.net customers acquired in November 2004.

(2)          Data cleanse activity, as part of the harmonisation of billing systems, resulted in a reduction in customers of approximately 20,000 in Q4-04. Further data cleanse in Q4-05 resulted in an adjustment of 18,100 customers and 43,100 RGUs, a decrease of approximately 17,700 Telco, 26,600 Broadband and an increase of 1,300 net TV RGUs.

(3)          In Q4-04 we adjusted customer and RGU numbers following the Implementation of a new credit policy and the resultant disconnection of inactive backlog customers.Further review in Q4-05 resulted in an adjustment for an additional 10,000 inactive backlog disconnects.

	Telewest (1)					ntl on-net (1)
	Q4-05	Q3-05	Q2-05	Q1-05	Q4-04	Q4 05	Q3-05	Q2-05	Q1-05	Q4-04
Customers
Opening Customers	1,848.1	1,837.2	1,822.5	1,799.6	1,769.3	3,097.3	3,055.9	3,008.1	2,975.3	3,013.8
Virgin.net at acquisition
Data Cleanse (2)						(18.1)			0.0	(20.0)
Adjusted Opening Customers	1,848.1	1,837.2	1,822.5	1,799.6	1,769.3	3,079.2	3,055.9	3,008.1	2,975.3	2,993.8

Gross customer adds	86.1	89.5	79.4	78.7	89.5	162.8	182.4	171.4	157.0	162.1
Total Customer disconnections	(66.0)	(78.6)	(64.7)	(55.7)	(59.2)	(142.2)	(141.0)	(123.6)	(124.2)	(141.4)
Net customer adds	20.1	10.9	14.7	23.0	30.3	20.6	41.4	47.8	32.8	20.7
Reduction to customer count (3)						(10.0)	0.0	0.0	0.0	(39.2)
Closing Customers	1,868.2	1,848.1	1,837.2	1,822.5	1,799.6	3,089.8	3,097.3	3,055.9	3,008.1	2,975.3

Monthly customer churn %	1.2%	1.4%	1.2%	1.0%	1.1%	1.5%	1.5%	1.3%	1.4%	1.5%

RGUS
Opening RGUs	3,955.2	3,873.8	3,784.8	3,671.4	3,539.2	6,085.0	5,963.7	5,856.6	5,784.2	5,822.0
Virgin.net at acquisition
Data Cleanse (2)						(43.1)				(29.3)
Adjusted Opening RGUs	3,955.2	3,873.8	3,784.8	3,671.4	3,539.2	6,041.9	5,963.7	5,856.6	5,784.2	5,792.7

Gross RGU adds	301.7	309.0	274.9	271.1	292.5	472.1	476.5	433.5	378.2	386.7
RGU disconnections	(197.4)	(227.6)	(185.9)	(157.7)	(160.3)	(360.7)	(355.2)	(326.4)	(305.5)	(321.3)
Net RGU adds	104.4	81.4	89.0	113.4	132.2	111.4	121.3	107.1	72.7	65.2
Reduction to RGU count (3)						(12.3)	0.0	0.0	(0.3)	(73.7)
Closing RGUs	4,059.6	3,955.2	3,873.8	3,784.8	3,671.4	6,141.0	6,085.0	5,963.7	5,856.6	5,784.2

Net RGU Adds
Telephone	0.5	(2.8)	11.6	17.3	25.7	0.3	5.4	21.5	12.4	2.4
Television	19.0	16.8	11.3	7.7	15.5	4.3	(21.8)	1.9	(19.6)	(28.0)
DTV	42.6	38.6	39.9	27.3	43.7	42.9	4.2	17.2	5.4	0.1
Broadband	84.9	67.3	66.1	88.5	91.0	106.8	137.7	83.7	79.9	90.8
Total Net RGU Adds	104.4	81.4	89.0	113.4	132.2	111.4	121.3	107.1	72.7	65.2

Revenue Generating Units (RGUs)
Telephone	1,686.9	1,686.4	1,689.2	1,677.6	1,660.3	2,573.1	2,598.6	2,593.2	2,571.7	2,559.3
Television	1,367.6	1,348.6	1,331.7	1,320.5	1,312.8	1,942.7	1,940.1	1,961.9	1,960.0	1,979.6
DTV	1,270.8	1,228.2	1,189.5	1,149.6	1,122.3	1,445.1	1,409.3	1,405.1	1,387.9	1,382.5
Broadband	1,005.1	920.2	852.8	786.7	698.2	1,625.2	1,546.3	1,408.6	1,324.9	1,245.3
Total RGUs	4,059.6	3,955.2	3,873.8	3,784.8	3,671.4	6,141.0	6,085.0	5,963.7	5,856.6	5,784.2

RGU / Customer	2.17	2.14	2.11	2.08	2.04	1.99	1.96	1.95	1.95	1.94

Internet Customers
Dial-up (metered)	19.6	23.6	25.0	29.4	33.4	37.2	40.9	47.4	52.1	54.8
Dial-up (unmetered)	38.3	49.5	65.5	85.9	107.2	78.9	97.0	126.7	144.8	167.6
DTV Access						7.6	8.0	8.4	6.9	7.7
Total Dial-up and DTV access customers	57.9	73.2	90.6	115.3	140.6	123.7	145.9	182.5	203.8	230.1
Broadband	1,005.1	920.2	852.8	786.7	698.2	1,625.2	1,546.3	1,408.6	1,324.9	1,245.3
Virgin.net broadband at acquisition
Off-net
Total Broadband Customers	1,005.1	920.2	852.8	786.7	698.2	1,625.2	1,546.3	1,408.6	1,324.9	1,245.3
Total Internet	1,063.0	993.4	943.4	902.0	838.9	1,748.9	1,692.2	1,591.1	1,528.7	1,475.4

Bundled Customers
Dual RGU	794.0	812.6	831.7	857.7	886.3	1,239.2	1,301.9	1,352.9	1,368.0	1,383.2
Triple RGU	698.6	647.3	602.4	552.3	492.8	906.0	842.9	777.5	740.3	712.8
Percentage of dual or triple RGUs	79.9%	79.0%	78.1%	77.4%	76.6%	69.4%	69.2%	69.7%	70.1%	70.4%
Percentage of triple RGUs	37.4%	35.0%	32.8%	30.3%	27.4%	29.3%	27.2%	25.4%	24.6%	24.0%

Homes Marketable On-net
Telephone	4,698.4	4,696.4	4,694.0	4,691.7	4,683.2	7,601.3	7,592.0	7,579.1	7,569.2	7,739.5
ATV	4,700.8	4,698.1	4,698.5	4,694.5	4,686.8	7,735.9	7,935.8	7,922.7	7,912.6	7,910.4
DTV	4,525.2	4,503.9	4,501.2	4,451.4	4,420.4	7,447.1	7,437.8	7,424.9	7,394.6	7,420.4
Broadband	4,525.2	4,503.9	4,501.2	4,451.4	4,420.4	7,088.4	7,079.3	7,066.7	6,995.9	6,961.9

Penetration of Homes Marketable On-net
Telephone	35.9%	35.9%	36.0%	35.8%	35.5%	33.9%	34.2%	34.2%	34.0%	33.1%
Television - Total	29.1%	28.7%	28.3%	28.1%	28.0%	25.1%	24.4%	24.8%	24.8%	25.0%
Television - DTV	28.1%	27.3%	26.4%	25.8%	25.4%	19.4%	18.9%	18.9%	18.8%	18.6%
Broadband	22.2%	20.4%	18.9%	17.7%	15.8%	22.9%	21.8%	19.9%	18.9%	17.9%
Total Customer	39.7%	39.3%	39.1%	38.8%	38.4%	39.9%	39.0%	38.6%	38.0%	37.6%

ARPU	£45.17	£45.17	£44.86	£45.34	£45.13	£38.98	£39.08	£39.81	£40.82	£42.39

Notes:

(1)          All subscriber information is reported in line with existing Telewest and ntl definitions respectively. It is anticipated that review and alignment of policies of the individual companies will result in adjustments post deal close.

(2)          NTL data cleanse activity, as part of the harmonisation of ntl billing systems, resulted in a reduction in customers of approximately 20,000 in Q4-04. Further datacleanse in Q4-05 resulted in an adjustment in ntl of 18,100 customers and 43,100 RGUs, a decrease of approximately 17,700 Telco, 26,600 Broadband and an increase of 1,300 net TV RGUs.

(3)          In Q4-04 NTL adjusted customer and RGU numbers following the implementation of a new credit policy and the resultant disconnection of inactive backlog customers in ntl.  Further review in Q4-05 resulted in an adjustment for an additional 10,000 inactive backlog disconnects.

	UK Cable (1 & 2)
	Q4-05	Q3-05	Q2-05	Q1-05	Q4-04
Customers
Opening Customers	4,945.4	4,893.1	4,830.6	4,774.9	4,783.1
Virgin.net at acquisition	0.0	0.0	0.0	0.0	0.0
Data Cleanse (3)	(18.1)	0.0	0.0	0.0	(20.0)
Adjusted Opening Customers	4,927.3	4,893.1	4,830.6	4,774.9	4,763.1

Net customer adds	40.7	52.3	62.5	55.7	51.0
Reduction to customer count (4)	(10.0)	0.0	0.0	0.0	(39.2)
Closing Customers	4,958.0	4,945.4	4,893.1	4,830.6	4,774.9

RGUS
Opening RGUs	10,040.2	9,837.5	9,641.4	9,455.6	9,361.2
Virgin.net at acquisition	0.0	0.0	0.0	0.0	0.0
Data Cleanse (3)	(43.1)	0.0	0.0	0.0	(29.3)
Adjusted Opening RGUs	9,997.1	9,837.5	9,641.4	9,455.6	9,331.9

Net RGU adds	215.8	202.7	196.1	186.1	197.4
Reduction to RGU count (4)	(12.3)	0.0	0.0	(0.3)	(73.7)
Closing RGUs	10,200.6	10,040.2	9,837.5	9,641.4	9,455.6

Net RGU Adds
Telephone	0.8	2.6	33.1	29.7	28.1
Television	23.3	(5.0)	13.2	(11.9)	(12.5)
DTV	85.5	42.9	57.1	32.8	43.8
Broadband	191.7	205.1	149.8	168.4	181.8
Total Net RGU Adds	215.8	202.7	196.1	186.1	197.4

Revenue Generating Units (RGUs)
Telephone	4,260.0	4,285.0	4,282.4	4,249.3	4,219.6
Television	3,310.3	3,288.7	3,293.6	3,280.5	3,292.4
DTV	2,715.9	2,637.5	2,594.6	2,537.5	2,504.8
Broadband	2,630.3	2,466.5	2,261.4	2,111.6	1,943.5
Total RGUs	10,200.6	10,040.2	9,837.5	9,641.4	9,455.6

RGU / Customer	2.06	2.03	2.01	2.00	1.98

Internet Customers
Dial-up (metered)	56.8	64.5	72.4	81.5	88.2
Dial-up (unmetered)	117.2	146.6	192.2	230.7	274.8
DTV Access	7.6	8.0	8.4	6.9	7.7
Total Dial-up and DTV access customers	181.6	219.0	273.0	319.1	370.7
Broadband	2,630.3	2,466.5	2,261.4	2,111.6	1,943.5
Total Internet	2,811.9	2,685.6	2,534.5	2,430.7	2,314.3

Bundled Customers
Dual RGU	2,033.2	2,114.5	2,184.6	2,225.7	2,269.5
Triple RGU	1,604.6	1,490.2	1,379.9	1,292.6	1,205.6
Percentage of dual or triple RGUs	73.4%	72.9%	72.8%	72.8%	72.8%
Percentage of triple RGUs	32.4%	30.1%	28.2%	26.8%	25.2%

Notes:

(1)          UK Cable includes Telewest and ntl on-net subscribers.

(2)          All subscriber information is reported in line with existing Telewest and ntl definitions respectively. It is anticipated that review and alignment of policies of the individual companies will result in adjustments post deal close.

(3)          NTL data cleanse activity, as part of the harmonisation of ntl billing systems, resulted in a reduction in customers of approximately 20,000 in Q4-04. Further datacleanse in Q4-05 resulted in an adjustment in ntl of 18,100 customers and 43,100 RGUs, a decrease of approximately 17,700 Telco, 26,600 Broadband and an increase of 1,300 net TV RGUs.

(4)          In Q4-04 NTL adjusted customer and RGU numbers following the implementation of a new credit policy and the resultant disconnection of inactive backlog customers in ntl.  Further review in Q4-05 resulted in  an adjustment for an additional 10,000 inactive backlog disconnects.

D)           TELEWEST INCOME STATEMENT

Telewest Global, Inc.

Consolidated Statements of Operations

(amounts in £millions, except share and per share data)

(unaudited)

	Three months ended Dec. 31,
	2005	2004

Revenue
Consumer Sales Division	252	241
Business Sales Division	63	63
Total Cable segment	315	304
Content segment	36	32
sit-up segment	84	—
Total revenue	435	336
Operating expenses
Cable segment expenses	73	69
Content segment expenses	29	25
sit-up segment expenses	61	—
Depreciation	98	101
Amortization of intangible assets	16	9
Selling, general and administrative expenses	129	114
Merger related fees	6	—
	412	318
Operating income	23	18
Other income/(expense)
Interest income	5	5
Interest expense	(43)	(47)
Foreign exchange (losses)/gains, net	(2)	3
Share of net income of affiliates	3	4
Other, net	3	—
Loss before income taxes	(11)	(17)
Income tax charge	(3)	—
Net loss	(14)	(17)

Basic and diluted loss per share of common stock	£(0.06)	£(0.07)
Weighted average number of shares of common stock – (millions)	246	245

E)             Non-U.S. GAAP Measures (I) NTL Use of non-U.S. GAAP Financial Measures and Reconciliation to U.S. GAAP

Operating income before depreciation, amortization and other charges (OCF)

Operating income before depreciation, amortization and other charges, which we refer to as OCF, is not a financial measure recognised under U.S. GAAP. OCF represents our earnings before interest, taxes, depreciation and amortisation, other charges, share of income from equity investments, loss on extinguishment of debt and foreign currency transaction gains (losses). Our management, including our chief executive officer who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the U.S. GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-U.S. GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our U.S. GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because non-U.S. GAAP financial measures are not standardised, it may not be possible to compare OCF with other companies’ non-U.S. GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization and other charges to U.S. GAAP operating income (loss)

(in millions)

	Year ended	3 months ended				Year ended	3 months ended
	December 31, 2005	Dec 31, 2005	Sept 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	Dec 31, 2004	Sept 30, 2004	June 30, 2004	March 31, 2004
Revenue	£1,947.6	£484.6	£482.7	£482.5	£497.8	£2,000.3	£512.3	£498.5	£493.8	£495.7

Operating income before depreciation, amortization and other charge	656.3	154.7	166.3	164.2	171.1	670.4	174.9	171.4	164.0	160.1

Reconciling items:
Other charges	(24.8)	(22.4)	(1.3)	(0.7)	(0.4)	(23.8)	(4.8)	(3.7)	(14.7)	(0.6)
Depreciation and amortization	(651.2)	(166.7)	(169.7)	(157.1)	(157.7)	(699.1)	(181.2)	(175.5)	(171.9)	(170.5)
Operating (loss) income	£(19.7)	£(34.4)	£(4.7)	£(6.4)	£13.0	£(52.5)	£(11.1)	£(7.8)	£(22.6)	£(11.0)

OCF as a precentage of revenue (OCF margin)	33.7%	31.9%	34.5%	34.0%	34.4%	33.5%	34.1%	34.4%	33.2%	32.3%
Operating (loss) income as a percentage of revenue	(1.0)%	(7.1)%	(1.0)%	1.3%	2.6%	(2.6)%	(2.2)%	(1.6)%	(4.6)%	(2.2)%

Free Cash Flow (Continuing Operations)

ntl’s primary measure of cash flow is Free Cash Flow. Free Cash Flow is defined as net cash provided by (used in) operating activities less cash used in the purchase of fixed assets adding back cash used in the purchase of marketable securities and  one-off contributions to our defined benefit pension schemes made as a condition of the sale of our Broadcast operations. ntl’s business is underpinned by its significant investment in network infrastructure and information technology. Management therefore considers it important to measure cash flow from continuing operations after cash used in the purchase of fixed assets. Free Cash Flow is most directly comparable to the U.S. GAAP financial measure net cash provided by (used in) operating activities. The significant limitation associated with Free Cash Flow as compared to net cash provided by (used in) operating activities is that Free Cash Flow deducts cash used in the purchase of fixed assets and adds back cash flow from the purchase of marketable securities as well as one-off contributions to defined benefit pension schemes which are made as a condition of the sale of our Broadcast operation. Management deducts purchase of fixed assets in arriving at Free Cash Flow because it considers the amount invested in the purchase of fixed assets to be an important component in evaluating ntl’s liquidity. Management adds back the purchase of marketable securities and the one-off pension contribution because it believes that they are not important components in evaluating ntl’s liquidity on a continuing basis.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with U.S. GAAP accepted in the United States. These non-U.S. GAAP financial measures reflect an additional way of viewing aspects of ntl’s operations that, when viewed with ntl’s U.S. GAAP results and the accompanying reconciliations to corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting ntl’s business. Management encourages investors to review ntl’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Reconciliation of Free Cashflow to U.S. GAAP Net cash provided by continuing operating activities

	Year ended	3 months ended				Year ended	3 months ended
	Dec 31, 2005	Dec 31, 2005	Sept 30, 2005	June 30, 2005	March 31, 2005	Dec 31, 2004	Dec 31, 2004	Sept 30, 2004	June 30, 2004	March 31, 2004
Free Cash Flow from continuing operations	£170.1	£34.8	£44.8	£24.3	£66.2	£(13.1)	£(2.6)	£27.0	£(0.4)	£(37.1)
Add back:
Pension Payment*	(54.0)			(54.0)
Marketable securities	(79.3)	(4.4)	(0.0)	(77.6)	2.7	(12.1)	(12.1)	—	—	—
Purchase of Fixed Assets - continuing operations	288.1	71.8	71.9	70.6	73.8	274.5	82.8	75.5	66.5	50.7
Net cash provided by operating activities continuing operations	£324.9	£102.2	£116.7	£(36.7)	£142.7	£249.3	£68.1	£102.5	£65.1	£13.6

*                 The £54m Pension payment in Q2-5 relates to a one-off contribution to one of our defined benefit pension schemes which was made in connection with the sale of our Broadcast operations

Net debt

Net debt is defined as the sum of debt repayable, capital lease obligations and accrued interest payable on notes and debentures less cash and cash equivalents and marketable securities. The Company’s management, including its chief operating decision-maker, considers net debt an important measure of the financing obligations undertaken by the Company.

Net debt is not a financial measure recognized under U.S. GAAP. This measure is most directly comparable to the U.S. GAAP financial measure, total liabilities. The significant limitation associated with the use of net debt as compared to total liabilities is that net debt does not consider current liabilities due in respect of accounts payable and other liabilities. It also assumes that all of cash and cash equivalents and marketable securities are available to service debt. ntl believes net debt is helpful for understanding its entire net debt funding obligations and it provides useful supplemental information to investors. Because non-U.S. GAAP financial measures are not standardized, it may not be possible to compare net debt with other companies’ non-U.S. GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for total liabilities, or other measures of financial performance reported in accordance with U.S. GAAP.

Reconciliation of net debt to U.S. GAAP Total liabilities

	Year ended December 31,
in millions	2005	2004

Net Debt	£1,447.9	£2,876.7

Cash and cash equivalents	735.2	125.2
Marketable Securities	96.9	11.6
Total Debt	2,280.0	3,013.5

Accounts payable	176.9	114.0
Accrued expenses and other current liabilities	288.9	300.1
Interest Payable	37.8	51.9
Liabilities of discontinued operations	0.0	112.6
Deferred Revenue and other long-term liabilities	231.2	326.7
Deferred Income Taxes	17.2	0.0
Minority Interest	1.0	0.0
Total liabilities	3,033.0	3,918.8

NTL Fixed Asset Additions (Accrual Basis)

ntl’s primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis. ntl’s business is underpinned by its significant investment in network infrastructure and information technology. Management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating ntl’s liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) (formerly Capital Expenditure) is most directly comparable to the U.S. GAAP financial measure purchases of fixed assets as reported in the Statement of Cash Flows. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchases of fixed assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets. Management excludes this amount from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to ntl’s management of fixed asset purchases for long-term operational performance and liquidity. Management compensates for this limitation by separately measuring and forecasting working capital.

Reconciliation of Fixed Asset Additions (accrual basis) to U.S. GAAP Purchase of Fixed Assets

(in millions)

	Year ended	3 months ended				Year ended	3 months ended
	December 31, 2005	Dec 31, 2005	Sept 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	Dec 31, 2004	Sept 30, 2004	June 30, 2004	March 31, 2004

Fixed Asset Additions (accrual basis)	£305.2	£94.6	£76.3	£70.2	£64.1	£281.5	£78.9	£77.9	£62.3	£62.4

Changes in liabilities related to Fixed Asset Additions (accrual basis)	(17.1)	(22.8)	(4.4)	0.4	9.7	(7.0)	3.9	(2.4)	3.2	(11.7)

Purchase of Fixed Assets	£288.1	£71.8	£71.9	£70.6	£73.8	£274.5	£82.8	£75.5	£65.5	£50.7

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with U.S. GAAP. These non- U.S. GAAP financial measures reflect an additional way of viewing aspects of ntl’s operations that, when viewed with ntl’s U.S. GAAP results and the accompanying reconciliations to corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting ntl’s business. Management encourages investors to review ntl’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(II) TELEWEST Use of non-U.S. GAAP Financial Measures and Reconciliation to U.S. GAAP

Adjusted EBITDA

Telewest’s primary measure of income or loss for each of its reportable segments is Adjusted EBITDA. Its management, including its chief operating decision-maker, considers Adjusted EBITDA an important indicator of the operational strength and performance of its reportable segments. Adjusted EBITDA for each segment and in total excludes the impact of costs and expenses that do not directly affect its cash flows or do not directly relate to the operating performance of that segment. These costs and expenses include depreciation, amortization, financial restructuring charges, merger related fees, interest expense, foreign exchange gains/(losses), share of net income/(loss) from affiliates and income taxes. It is the belief of Telewest management that the legal and professional costs relating to its financial restructuring and the proposed merger with NTL are not characteristic of its underlying business operations. Furthermore management believes that some of the components of these charges are not directly related to the performance of a single reportable segment.

Adjusted EBITDA is not a financial measure recognised under GAAP. This measure is most directly comparable to the GAAP financial measure net income/(loss). Some of the significant limitations associated with the use of Adjusted EBITDA as compared to net income/(loss) are that Adjusted EBITDA does not reflect the amount of required reinvestment in depreciable fixed assets, financial restructuring charges, merger related fees, interest expense, foreign exchange gains or losses, income taxes expense or benefit and similar items on Telewest’s results of operations. Telewest believes Adjusted EBITDA is helpful for understanding Telewest’s performance and assessing Telewest’s prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of Telewest’s operations that, when viewed with Telewest’s GAAP results and the reconciliations to net income/(loss), shown below, provide a more complete understanding of factors and trends affecting Telewest’s business. Because non-GAAP financial measures are not standardized, it may not be possible to compare Adjusted EBITDA with other companies’ non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by operating activities, operating income/(loss), net income/(loss), or other measures of financial performance reported in accordance with GAAP.

Telewest Free cash flow

Telewest’s primary measure of cash flow is free cash flow. Free cash flow is defined as net cash provided by/(used in) operating activities excluding cash paid for financial restructuring charges and merger related fees, less capital expenditure. Telewest management, including its chief operating decision-maker, considers free cash flow an important indicator of the operational performance of its business.

Free cash flow is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure net cash provided by/(used in) operating activities. The significant limitation associated with the use of free cash flow as compared to net cash provided by/(used in) operating activities is that free cash flow does not consider the amount of cash required to pay financial restructuring charges and merger related fees. Telewest believes free cash flow is helpful for understanding its performance and it provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare free cash flow with other companies’ non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by/(used in) operating activities, or other measures of financial performance reported in accordance with GAAP.

Telewest Net debt

Net debt is defined as the sum of debt repayable, capital lease obligations and accrued interest payable on notes and debentures less cash and cash equivalents.  Telewest’s management, including its chief operating decision-maker, considers net debt an important measure of the financing obligations undertaken by Telewest.

Net debt is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure, total liabilities. The significant limitation associated with the use of net debt as compared total liabilities is that net debt does not consider current liabilities due in respect of accounts payable and other liabilities. It also assumes that all of cash and cash equivalents is available to service debt. Telewest believes net debt is helpful for understanding its entire net debt funding obligations and it provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare net debt with other companies’ non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for total liabilities, or other measures of financial performance reported in accordance with GAAP.

Reconciliations of Non-GAAP Financial Measures

(amounts in £millions)

	Three months ended Dec. 31,
	2005	2004
	Reorganized	Reorganized
	Company	Company
Reconciliation of Adjusted EBITDA to net income/(loss)
Adjusted EBITDA	143	128
Financial restructuring charges	—	—
Merger related fees	(6)	—
Depreciation	(98)	(101)
Amortization	(16)	(9)
Operating income	23	18
Interest income	5	5
Interest expense (including amortization of debt discount)	(43)	(47)
Foreign exchange (losses)/gains, net	(2)	3
Share of net income of affiliates	3	4
Other, net	3	—
Income tax (charge)/benefit	(3)	—
Net (loss)/income	(14)	(17)

Reconciliation of free cash flow to net cash provided by operating activities
Free cash flow	56	(3)
Deduct cash paid for financial restructuring charges	—	(9)
Deduct cash paid for merger related fees	(3)	—
Add capital expenditure	59	64
Net cash provided by operating activities	112	52

Free cash flow is reported after cash paid for interest, net, and cash received for income taxes.

Supplementary cash flow information:
Cash paid for interest, net	32	72
Cash received for income taxes, net	—	(2)

Dec. 31,
2005
Reorganized
Company
Reconciliation of net debt to total liabilities
Net debt	1,601
Cash and cash equivalents	292
Total debt	1,893
Accounts payable	129
Other liabilities	463
Deferred taxes	98
Total liabilities	2,583

Three months ended June 30,
2005
Reconciliation of Household ARPU to Household ARPU (excluding impact of the £16 million VAT recovery)
Consumer sales division revenue in the period	£262 million
Average number of residential customers in the period	1,830,895
Household ARPU	£47.72

Consumer sales division revenue in the period	£262 million
VAT recovery	£(16)million
Consumer sales division revenue (excluding £16 million VAT recovery)	£246 million
Average number of residential customers in the period	1,830,895
Household ARPU (excluding impact of the £16 million VAT recovery)	£44.86

F)             virgin.net revenue impact related  to acquisition

•                  ntl acquired 100 per cent of virgin.net in November 2004. Prior to the acquisition, virgin.net was a wholesale customer of ntl. Revenue generated from these wholesale services was reported within our Business revenue category. As a result of the acquisition, 100 per cent of virgin.net revenues are now reported in our Consumer revenue category.

•                  In Q4 of 2004, Business revenue was £121.5 million in the aggregate, including £10.3 million of wholesale revenue from virgin.net. In Q4 of 2005, Business revenue was lower compared with Q4 of 2004 partly because Business no longer includes wholesale revenue from virgin.net as virgin.net is no longer a third party customer of ntl. virgin.net’s own third party revenue is now consolidated into ntl’s group revenue and is included in Consumer revenue.

•                  In Q4 of 2004, Consumer revenue was £390.8 million and included £4.8m revenue from virgin.net. In Q4 of 2005, Consumer revenue was £379.5 million and included £13.6 million from virgin.net. Accordingly, Consumer revenue in Q4 of 2005 increased as compared against Q4 of 2004 by £8.8 million in relation to virgin.net.

•                  virgin.net reported approximately £3.4 million of third party revenue in Q4 of 2004 during the pre-acquisition period (unaudited figures provided by virgin.net’s management accounts). This amount was not included in ntl’s consolidated group revenues.